Exhibit 10.297

DEVELOPMENT SERVICES AGREEMENT

THIS DEVELOPMENT SERVICES AGREEMENT (this "Agreement") is made as of November 20, 2015, by and between BRG Domain Phase 1 Development Manager, LLC, a Delaware limited liability company ("Development Manager") and BR - ArchCo Domain Phase 1, LLC, a Delaware limited liability company ("Owner").

WHEREAS, Owner is the owner or contract vendee of the Phase I land of the Domain at Firewheel. The Phase I land of the Domain site is comprised of approximately 30.038 gross acres of land, including approximately 10 developable acres of land, located adjacent to Bunker Hill Road in Garland, Texas (the "Property'');

WHEREAS , Owner is of desirous of retaining development services to expediently and cost-effectively complete construction of the Property to become a Class A apartment community consisting of, as currently planned, approximately 300 Class A apartment units in three-story, wood-frame, garden-style buildings with surface parking and attached garages. Amenities within the community will be comparable to the new apartment properties in the vicinity, and will include a resort-style swimming pool and spa, fitness center, business center and a substantial amount of open space.

WHEREAS, Development Manager is party to that certain Project Administration Agreement with Project Manager (as defined below), and Owner is desirous of entering into this Agreement whereby Development Manager will provide services to Owner in accordance with the terms and conditions of this Agreement, including to act on its behalf in connection with the Project Administration Agreement.

NOW, THEREFORE, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE I DEFINITIONS

1.1           Each of the following terms is defined as follows:

"Architect" means the architectural firm retained by Owner.

"Architect's Contract" means the contract entered into between Owner and Architect in connection with the Project.

"Change Cap" shall mean $250,000.

"Commencement of Construction" means the date on which Owner delivers a notice to commence construction to the General Contractor after the Owner has acquired the Property.

"Construction Contract" means any contract between Owner and a Contractor providing for the construction of any portion of the Improvements; such term includes the General Contract.

"Contractor" means each party who enters into a contract directly with the Owner and who provides labor, services or materials for any part of the Improvements under the terms of a Construction Contract; such term includes the General Contractor.

"Construction Lender" shall mean the lender that enters into Construction Loan Documents with the Owner for the Project.

"Construction Loan" shall mean the loan by Construction Lender pursuant to which Owner shall finance the development, construction and lease-up of the Project, all as more specifically provided in the Construction Loan Documents.

"Construction Loan Document" shall mean the loan and security documents and all instruments, agreements and all other documentation executed and delivered in connection with the Construction Loan.

"Construction Schedule" shall have the meaning set forth in the Project Administration Agreement.

"Development Budget" means the projected costs and expenses for development of the Project, prepared by Project Manager and approved in writing by Development Manager, on behalf of Owner, as defined in and determined under the Project Administration Agreement. The Development Budget is intended to reflect all projected costs and expenses to be incurred in connection with the acquisition and completion of the Project through Project Final Completion (including, without limitation or duplication, pre-development costs, financing costs, hard and soft costs of completing the Improvements (on-site and off-site), fixtures and equipment, design fees, and legal expenses).

"Development Manager" shall have the meaning ascribed to it in the preamble hereof.

"Development Plan" shall mean and consist of those materials which show the means, methods, sequences and schedules pursuant to which Development Manager shall complete the Improvements, develop the Property, and otherwise fulfill the purposes of this Agreement. Without limitation, these materials shall include the Development Budget, the Construction Schedule, and the Drawings and Specifications.

"Drawings and Specifications" means the construction drawings and specifications necessary or appropriate for completion of the Project, and all change orders, revisions, amendments or addenda thereto which are approved in writing by Owner or by Development Manager on behalf of Owner.

"General Contract" means the fixed price or guaranteed maximum price general contract entered into, or to be entered into, by Owner for construction of the Project.

"General Contractor" means the contractor that is party to the General Contract other than Owner.

"Improvements" means the improvements to the Land, which, as contemplated by the Drawings and Specifications, shall consist of, without limitation, a Class A, apartment community consisting of approximately 300 apartment units in three-story, wood-frame, garden style buildings with surface parking and attached garages, amenities comparable to the new apartment properties in the vicinity, a resort-style swimming pool and spa, a fitness center, a business center and a substantial amount of open space.

"Land" means the land legally described on Exhibit A attached hereto.

"Project" means the Improvements and the Land.

"Project Administration Agreement" means that certain agreement between Development Manager and Project Manager, concerning Development Manager's oversight and control over Project Manager, through which Development Manager has delegated certain of its obligations under this Agreement to Project Manager under the Project Administration Agreement.

"Project Documents" means

(a)          The Architect's Contract;

(b)          The Development Budget;

(c)          All Construction Contracts;

(d)          The Construction Schedule;

(e)          This Agreement; and

(f)          Any and all applications, permits, easements, approvals, surety bonds and all other contracts and agreements relating to the Project executed or otherwise approved in writing by Development Manager or which Project Manager is otherwise authorized to execute or enter into pursuant to this Agreement.

"Project Final Completion" refers to the completion of the Improvements, and shall mean and be effective at such time as (a) the satisfactory lien-free completion of all Improvements substantially in accordance with the Drawings and Specifications (including punchlist items), as evidenced by (i) final lien waivers by all Contractors (and, if applicable, the consent of each surety which shall have issued a performance and payment bond for the benefit of Owner or Development Manager with respect to the Project), (ii) an affidavit from the General Contractor substantially in the form of AIA document G704, and (iii) such other affidavits, waivers and releases from the General Contractor and/or the Contractors as Owner and its title insurer or construction lender may reasonably require in order to assure lien free completion of the Project (including any equitable lien claims), and (b) the receipt by Owner (or by Development Manager on behalf of Owner) of all final certificates of occupancy necessary for occupancy of all of the Project), (c) the receipt by Owner (or by Development Manager on behalf of Owner) of six copies of a final "as-built" survey, a final record set of Drawings and Specifications showing actual changes made during construction, and all warranties and operation manuals for all equipment, appliances and other components contained in the Project, (d) the General Contractor has completed its final site cleanup and restoration, including, without limitation, removal of all excess materials, rock, sand, paving, and miscellaneous debris, supplies, equipment and trailers; and (e) all temporary utilities are disconnected.

"Project Manager" shall mean ArchCo Domain PM LLC, a Delaware limited liability company.

"Units" shall mean the Project's apartment units.

ARTICLE II APPOINTMENT

2.1           Owner hereby retains Development Manager as an independent contractor to provide the development management services set forth in this Agreement, with the authority to act on behalf of, and to bind, Owner, subject to the specific limitations set forth in this Agreement.

2.2           As an inducement to Owner to appoint Development Manager and enter into this Agreement, Development Manager covenants to Owner as follows:

(a)          The duties of Development Manager hereunder shall be performed or supervised at all times during the term of this Agreement by James Babb, or by such successor as Owner may reasonably approve in writing from time to time.

(b)          Development Manager shall work diligently, in accordance with the level of professionalism and expertise expected of a first-class, multifamily real estate developer.

(c)          Development Manager shall use all reasonable efforts, at all times and in the most expeditious and economical manner, to further the interests of the Owner with respect to the Project and to cause timely Project Final Completion of the Project in accordance with the Project Documents, subject only to the specific reservations set forth herein.

(d)          Development Manager shall employ at its own cost and expense such qualified and capable personnel as may be necessary and appropriate to perform its obligations and carry out its responsibilities hereunder;

(e)          Development Manager shall use commercially reasonable efforts to cause the Improvements to be constructed, substantially in accordance with the Drawings and Specifications, and any material defect in the Improvements or any material departure from the Drawings and Specifications to be corrected by the Contractor.

(f)          Development Manager shall provide Owner with information relevant to the Project, including without limitation the issuance of the periodic reports required in section 8.1 below;

(g)          Development Manager shall provide day-to-day coordination and periodic evaluation of the activities of all surveyors, architects, Contractors, engineers, consultants and, to the extent bearing upon the Project, public utilities and governmental officials, and promptly advise Owner with respect to any significant issues that may arise;

(h)          Development Manager shall make recommendations to Owner in connection with decisions regarding the Project reserved to Owner, including, without limitation, the retention of consultants;

(i)          Development Manager shall cause the General Contractor to coordinate with the various public utility companies for the required removal of any existing utilities, for the installation of any temporary service, for the installation of any new permanent service and, upon Project Final Completion, disconnection of any temporary service;

(j)           Development Manager shall negotiate, enter into contracts in the name, and authorize on behalf, of Owner, any consulting engineering, planning, and surveying work in connection with the Project, all as provided for in the Development Budget, provided, however, no such contract will, by the terms thereof, continue in effect after Project Final Completion without the prior review and approval of Owner;

(k)          Development Manager shall in the event of an emergency at the Project, take any action required under the circumstances to protect Owner's interest in the Project after first making all reasonable efforts to contact Owner orally for approval of such action and confirm in writing the action so taken promptly thereafter;

(1)         Development Manager shall cause the General Contractor to strictly supervise all work and ensure that the use and occupancy of the completed Project shall comply with all applicable laws;

(m)          Development Manager shall coordinate with the General Contractor, to the extent requested by the General Contractor, to accomplish the transfer of, the application for, and issuance or re-issuance of, a building permit (if not heretofore issued) and coordinate the application and approval process in connection with the issuance of certificates of occupancy, and periodic inspections conducted by governmental officials, and any other required licenses or permits relating to the development and construction of the Project.

(n)          Project Manager shall keep the Project free from unreasonable accumulations of waste materials and refuse at all times.

(o)          Development Manager shall notify Owner in writing, promptly after it has knowledge of any action, suit or proceeding filed in connection with the Project.

(p)          Development Manager and any other designated representative of Development Manager shall, at all times during the term of this Agreement, have the right of entry and free access to the Project and the right (but not the obligation) to inspect all work done, labor performed and materials furnished in and about the Project and the right (but not the obligation) to inspect and audit all books, records, and contracts relating to the Project.

(r)          Development Manager shall provide to Owner true copies of all licenses, permits, authorizations and approvals pertaining to the Project promptly after the same have been procured.

2.3           Development Manager shall, from time to time, designate in writing one or more "representatives" to act on behalf of Development Manager in all matters under this Agreement. Initially, Development Manager's representatives shall be James Babb and Michael Konig. Actions by a Development Manager's representative shall be deemed actions of Development Manager.

2.4           Development Manager is an affiliate of Bluerock Residential Growth REIT, Inc. and Bluerock Real Estate, LLC (collectively, "Bluerock") and Project Manager is an affiliate of ArchCo Residential LLC ("ArchCo"), respectively. Their respective affiliates ("Bluerock Affiliates" and "ArchCo Affiliates") are or may become indirect owners of Owner. Bluerock Affiliates and ArchCo Affiliates may have other rights and obligations with respect to the Project under other agreements. Nothing herein contained shall be construed or deemed to alter, change or modify any of the rights or obligations which any of those parties may otherwise have under any of the Project Documents, the limited liability company agreement of Owner, the limited liability company agreement of the sole member of Owner, or any other agreement.

ARTICLE III INTENTIONALLY OMMITTED

ARTICLE IV INTENTIONALLY OMMITTED

ARTICLE V DESIGN ACTIVITIES

5.1           Development Manager shall exercise any and all rights and responsibilities of Owner, as authorized agent of Owner, under the Architect's Contract, except (a) as otherwise directed in writing by Owner from time to time and (b) except any exercise which would result in (i) a modification (including any change order) or termination of the Architect's Contract; (ii) any modification (including any change order) of the Drawings and Specifications that will, in the aggregate, increase or decrease the cost of construction or development of the Project by more than the Change Cap other than any change (each, a "Mandated Change") (A) reasonably necessary for compliance with laws (including, without limitation, any such change which is reasonably necessary for the issuance of any permits or certificate of occupancy), (B) required to address a previously unknown condition (e.g., the environmental or physical condition of the Site) or (C) required by the Construction Lender; or (iii) any other matter which could have a material adverse affect on the Project and/or the Owner. Notwithstanding the foregoing, Development Manager shall obtain Owner's consent prior to initiating any Mandated Change costing in the aggregate in excess of the Change Cap that would not otherwise be covered by the Development Budget, after taking into account cost savings and amounts available for contingency, or which would result in the foreseeable future of the Construction Loan falling "out of balance" as result of such expenditure.

5.2           Development Manager shall supervise Architect and other consultants with respect to the preparation of the Drawings and Specifications, as well as with respect to any and all proposed change orders, revisions, amendments or addenda thereto.

5.3           Development Manager shall review any and all requests for changes in the Drawings and Specifications and, with respect to changes requiring Owner's approval pursuant to Section 5.1, make recommendations to Owner with regard to any such requested changes.

ARTICLE VI CONSTRUCTION

6.1           Except as expressly provided to the contrary below, prior to re-commencing construction of the Project or at such later time as Development Manager deems appropriate during the course of construction in order to comply with the Construction Schedule, Development Manager shall (to the extent it has not already done so) do the following:

(a)          Obtain, or cause the General Contractor to obtain, all necessary permits required by any governmental authority to re-commence and complete construction of the Improvements, and verify that the contemplated use thereof, upon completion, will comply with all zoning and land use laws.

(b)          Select and retain the professional services of surveyors, special consultants and testing laboratories and coordinate their services to the extent the need for such services is known prior to the Commencement of Construction;

(c)          Negotiate for Owner's approval any easements required for (i) access to or egress from the Land, (ii) the installation of any utilities, (iii) sanitary sewer systems and storm water sewer systems or storm water management;

(d)          Verify that all zoning and land use laws and all other statutes, ordinances, codes, rules, regulations , orders, or other applicable laws of any governmental or quasi-governmental authorities relating to the construction of the Project are being complied with and that no such law, statute, ordinance, rule, regulation, or order shall impair or inhibit in any way the development and construction of the Project;

(e)          Select each Contractor and negotiate each Construction Contract;

(f)          Approve the Construction Schedule identifying milestone events during construction thereunder prepared by the Project Manager in cooperation with the Contractor; and

(g)           Exercise any and all rights and responsibilities of Owner, as authorized agent of Owner, under each Construction Contract, except any exercise which would result in (i) any modification or termination of the Construction Contract, (ii) any change in the work covered by such Construction Contract, and/or (iii) any adverse affect on the Project and/or Owner.

6.2           Except as may be reserved to the Owner's sole discretion in the Project Administration Agreement, Development Manager shall exercise any and all rights and responsibilities of Owner thereunder, as authorized agent of Owner.

6.3           Development Manager shall review the Development Budget on a periodic basis to determine that it remains an accurate reflection of the future costs and expenses through Project Final Completion.

6.4           Changes to Drawings and Specifications.

(a)           Development Manager shall evaluate all proposed changes to the Drawings and Specifications with respect to (i) the validity, necessity and cost thereof, and (ii) any implications to the overall job progress and costs, applicable Construction Contracts or engineering contracts and identify possible alternatives. Development Manager shall approve any proposed changes to the Drawings and Specifications. No work shall be commenced based on, or with respect to, any such proposed change until Development Manager has approved a change order therefor.

(b)           The Drawings and Specifications shall be at all times deemed the property of the Owner and the Development Manager shall not have or claim any ownership interest therein.

6.5           The development and construction management services to be performed by the Development Manager shall consist of the services listed below and such other services which may reasonably be inferred therefrom or from the other terms of this Agreement, including the Development Plan. Without limitation, the Development Manager shall directly or indirectly through the Project Manager oversee, manage, and coordinate the development of the Project, including, without limitation, to: (i) cause the Project to be completed in an expeditious manner, (ii) cause the General Contractor substantially to comply with and adhere to any progress schedules it, or the Project Manager, shall adopt for the Project (without limitation, the Construction Schedule); and (iii) cause the General Contractor to keep at the Project an adequate supply of workmen and materials. In connection with the foregoing, the Development Manager shall do or cause to be done the following:

(a)          In conjunction with the Project Manager, advise on the division of the Project into individual Construction Contracts for various categories of work (e.g., site work, building, landscaping), including the method to be used for selecting Contractors and awarding Construction Contracts. If multiple Construction Contracts are to be awarded, Development Manager shall review the Construction Contracts and make recommendations as required to provide that (1) the work of the Contractors is coordinated, (2) all requirements for the Project have been assigned to the appropriate Construction Contract, (3) the likelihood of jurisdictional disputes has been minimized, and (4) proper coordination has been provided for phased construction.

(b)           In conjunction with the Project Manager, develop bidders' interest in the Project, establish bidding schedules, issue, with the assistance of the Architect, bidding documents to bidders, conduct prebid conferences with prospective bidders and assist the Architect with regard to questions from bidders and the issuance of addenda.

(c)          In conjunction with the Project Manager, receive bids, prepare bid analyses and make recommendations to Owner as to whom to award of Construction Contracts or rejection of bids.

(d)          In conjunction with the Project Manager, prepare, negotiate and/or approve Construction Contracts, and determine the acceptability of subcontractors and material suppliers proposed by Contractors.

(e)          In conjunction with the Project Manager, as necessary, inspect the progress of the work on the Project.

(f)          In conjunction with the Project Manager, identify and analyze alternative courses of action for unforeseen conditions, such as shortages, work stoppages, and/or accidents or casualties, as they occur.

(g)          In conjunction with the Project Manager, review each Contractor's monthly payment requisitions and, if appropriate or necessary, negotiate revisions thereto with such Contractor.

(h)          In conjunction with the Project Manager, inspect all of the Improvements (including landscaping), approve in writing all monthly reports and punchlists prepared by Architect or an engineer for finalizing the work; supervise each Contractor to facilitate the satisfactory completion of all of the work to be done under such Contractor's Construction Contract; and procure record drawings with notation of all changes and added details.

(i)          In conjunction with the Project Manager, review the building start-up and initial system operation, including inspection for punchlist items, and cause the General Contractor to coordinate any modification of such systems as required.

(j)           In conjunction with the Project Manager, provide administrative, management, financial and related services as required to (i) coordinate and supervise the work of each Contractor with the activities and responsibilities of Architect to complete the Project in accordance with the Development Plan, and (ii) comply with the draw requests and related requirements under the Construction Loan Documents so as to enable the Owner to draw fundings of Construction Loan is accordance with Development Budget. Development Manager has the right, but not the obligation, to approve all requisitions prepared by Project Manager, provided that such approval shall not cause a delay in the processing of pay applications, before they shall be authorized on behalf of the Owner.

(k)          In conjunction with the Project Manager, review any final claims and proposed final change orders and close-out of each Construction Contract, review the final payments on each Construction Contract and ensure, in a prompt fashion to cause Owner to timely make payments under the Construction Contract, that adequate final lien waivers have been collected in the correct amount from all subcontractors and materialmen working on the job; all such payments shall be made in the manner specified in the applicable Construction Contract, but only upon receipt by Development Manager of documentation reasonably satisfactory to Development Manager; be responsible for the collection of such documentation; prepare and submit to Owner at least fifteen (15) days before the final payment of retention is due, a written report with respect to such documentation (provided, however, that Development Manager acknowledges that the final unconditional lien waiver from each Contractor shall be submitted by Project Manager concurrently with the final payment of retainage and a copy shall promptly thereafter be forwarded to Owner). Development Manager reserves the right to approve all such matters before they are finalized on behalf of the Owner, such approval not to be unreasonably withheld or delayed.

(1)         In conjunction with the Project Manager, maintain or cause to be maintained separate true, complete and correct books of account and records pertaining to all costs incurred by Development Manager and Project Manager in connection with development and construction of the Improvements, including, without limitation, costs advanced prior to the date of this Agreement, and any reimbursements or refinancing proceeds to or on behalf of the Owner out of the proceeds of the initial advance under the Construction Loan for the Project, which books and records the Owner shall have the right to inspect and copy at its own expense during regular business hours, at the place where they are then regularly maintained, on reasonable advance notice to the Development Manager.

(m)          Consult with Architect and Project Manager if a Contractor requests interpretations of the meaning and intent of the Drawings and Specifications and assist in the resolution of questions which may arise.

(n)          Receive certificates of insurance from (and ensure that insurance is maintained for) each Contractor and forward such certificates to Owner.

ARTICLE VII OMITTED

ARTICLE VIII REPORTS

8.1           Development Manager will submit or cause to be submitted to Owner written reports as necessary or appropriate, but no more frequently than monthly, which shall indicate (i) the progress of the construction of the Improvements, (ii) any proposed revisions to the Construction Schedule, the Development Budget or the Drawings and Specifications, with recommendations of action to be taken by Owner, and (iii) any other recommendations and information which Development Manager is requested by Owner to provide.

8.2           Upon Owner's reasonable advance notice, Development Manager shall make it and sufficiently knowledgeable personnel available to meet with Owner and/or its designees (telephonically or in-person) and, in advance of each such meeting, Development Manager shall provide reports in such forms as may be reasonably required by the Owner or by the Construction Lender, including reports regarding (a) the costs incurred in connection with the development, construction and equipping of the Project, on a line by line basis as itemized in the Development Budget and on a cumulative basis; (b) a comparison of costs incurred to the date of such report with the Development Budget; and (c) any recommended revision of the Development Plan, the Development Budget, the Construction Schedule, or all of them.

8.3           All written data and materials, including all records, contracts, receipts for deposits, unpaid bills, and other papers or documents in the possession of the Project Manager or Development Manager or their affiliates which pertain to the Project or the business or affairs of the Owner or the Project are and shall remain the property of the Owner; and

ARTICLE IX RESPONSIBILITIES OF THE PARTIES

9.1           Development Manager hereby agrees to indemnify, defend and hold Owner, and their respective members, officers, directors, employees and agents harmless from any and all loss, liability or damage, or any claim thereof, that Owner may incur or be subjected to as a result of the gross negligence or willful misconduct of Development Manager or default by Development Manager under this Agreement. Subject to the foregoing, except to the extent that any of the following could have been avoided by the diligent performance by the Development Manager of its duties hereunder, the Development Manager shall not be responsible for defaults by the General Contractor and subcontractors in performance of their respective contracts, or for defaults by the Architect and design engineers in performance of their respective contracts.

9.2           Development Manager shall respond to all written requests submitted by Owner, and make all necessary decisions called for in such requests as soon as practicable following receipt of such request taking into account the subject matter of such request.

9.3           Development Manager shall provide Owner with access to any information or documents which will reasonably assist Project Manager in meeting its obligations.

9.4           Development Manager reserves the right of final approval as to all material documentation relating to the Project, including, without limitation all Project Documents, all other third party contracts for the development of the Project, all change orders and any substantial change in any of the foregoing. Notwithstanding the foregoing, material documentation shall not include equipment leases, temporary staging agreements and other similar documents in the ordinary course of developing the Project, none of which by the terms thereof will continue in effect after Project Final Completion without the prior review and approval of Development Manager.

9.5           Development Manager shall notify Owner of all material meetings concerning the development of the Project, including meetings with subcontractors regarding material disputes, meetings with consultants and other third parties regarding the Project, and all regularly scheduled project meetings with the General Contractor, provided, however, it is not intended that Development Manager notify Owner of day-to-day meetings involving only its employees and the General Contractor (and subcontractors) if no material dispute is involved).

ARTICLE X FEES

10.1           Development Manager and Owner shall comply with the terms of Section 10 of the Project Administration Agreement, and Owner shall pay the fees set forth in Section 10 of the Project Administration Agreement as and when required thereby; provided, however, in the event Owner shall pay to Project Manager any fees due to Project Manager under the Project Administration Agreement, which fees are the obligation of Development Manager under the Project Administration Agreement, Owner shall receive a credit in the amount of such fees paid to Project Manager against any compensation due to Development Manager, if any.

ARTICLE XI

TERM

The term of this Agreement shall commence on the date hereof and shall terminate at such time as (i) Project Final Completion has been achieved and Development Manager has performed its obligations hereunder, or (ii) if prior thereto, Development Manager receives a written notice from Owner to the effect that Owner is abandoning the Project, (iii) the date upon which Owner dissolves, or (iv) the Agreement is terminated pursuant to Article XII hereof

ARTICLE XII

DEFAULT AND TERMINATION

12.1         It shall be an event of default hereunder if either party fails to perform any of its obligations under this Agreement, and such failure to perform continues for a period of twenty (20) days after written notice of such failure to the defaulting party from the other party hereto; provided, however, that, unless the breach is by its nature not susceptible to cure, if the default cannot be cured within twenty (20) days and the defaulting party commences a cure within such twenty (20) day period and thereafter diligently pursues such cure, the cure period shall extend for not more than an additional 60 day period of time necessary to effect such cure.

12.2         Upon the occurrence of an event of default by Owner, Development Manager shall have the right to terminate this Agreement, by giving written notice to Owner.

12.3         Upon the occurrence of an event of default by Development Manager, Owner shall have the right to terminate this Agreement, by giving written notice to Development Manager.

12.4         In addition to all other requirements of Development Manager hereunder, upon the expiration of the term of this Agreement, whether by completion of the Project or any earlier termination, Development Manager shall deliver to Owner the original of all materials relating to the Project prepared pursuant to this Agreement or any of the Project Documents and/or other materials prepared with respect to the Project which are in the possession of Development Manager.

12.5           Owner hereby indemnifies Development Manager for any costs or expenses incurred by Development Manager under the Project Administration Agreement that exceed the amounts due to Development Manager hereunder.

ARTICLE XIII

SUCCESSORS AND ASSIGNS

The provisions of this Agreement shall be binding upon, and inure to the benefit of, Development Manager and Owner and their respective successors, assigns, and legal representatives. Notwithstanding anything to contrary contained herein and subject to the prior approval and general oversight of Owner, Development Manager shall be entitled to assign some or all of its rights and obligations provided pursuant to the terms and conditions of this Agreement.

ARTICLE XIV

INSURANCE

14.1         At Owner's expense, Development Manager shall, or shall cause Project Manager to, place and maintain in force insurance at Owner's expense in accordance with the requirements of the Project Administration Agreement.

14.2         The Development Manager shall place and maintain Builder's Risk Property insurance covering the Project as a project expense.

ARTICLE XV

MISCELLANEOUS

15.1         This Agreement and any Exhibits attached hereto represents the entire and integrated agreement between Development Manager and Owner with respect to the development of the Project and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Development Manager and Owner. The Development Manager shall have no right or interest in the Project, nor any claim of lien with respect thereto arising out of this Agreement or the performance of its services or the services of any Affiliate (as hereinafter defined).

15.2         In performing its services hereunder, the Development Manager is and shall be, for federal tax purposes, an independent contractor and not an employee or agent of the Owner and the Development Manager is and shall be authorized to act as the agent of the Owner solely to the extent required to perform the services and obligations set forth in this Agreement.

15.3         Development Manager shall use or cause to be used commercially reasonable efforts to ensure that construction of the Project is effected in compliance with all relevant provisions of the Construction Loan Documents.

15.4         The Development Manager and Owner hereby agree that this Agreement and any and all liens, rights (including the right to receive any and all fees) and interests ( whether choate or inchoate) owed, claimed or held by either such party in and to the Project or the rent and revenue generated therefrom, are and shall be in all respects subordinate and inferior to the liens and security interests created or to be created for the benefit of the Construction Lender under the Construction Loan Documents.

15.5         Whether or not expressly required by the other provisions hereof, no approval by Owner shall be effective unless contained in a writing signed by its Representative.

15.6         Nothing contained herein shall be deemed to create any contractual relationship between Development Manager and any of the Contractors, subcontractors, material suppliers, or consultants on the Project; nor shall anything contained herein be deemed to give any third party any claim or right of action against Project Manager which does not otherwise exist without regard to this Agreement.

15.7         This Agreement shall be governed under the laws of the State of New York.

15.8         Time is of the essence with respect to all matters set forth herein.

15.9         Any obligation or liability whatsoever of either party hereto which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, only out of the assets of such party. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of such party's shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

ARTICLE XVI

NOTICES

16.1          All notices, requests, demands, and other communications required or permitted to be given under this instrument shall be in writing and shall be conclusively deemed to have been duly given or delivered, as the case may be, (i) when hand delivered or sent by facsimile (if confirmation of receipt has been received) to the addressee; (ii) upon transmission when sent in "PDF" format by electronic mail; (iii) three (3) business days after having been sent by certified mail, postage prepaid return receipt requested; or (iv) one (1) business day after having been deposited, properly addressed and prepaid for guaranteed next-business-day delivery, with a nationally-recognized overnight courier service. All such notices, requests, or demands shall be addressed as set forth below, or to such other address as a party may from time to time designate by notice given to the other party(ies).

If to Owner:	[OWNER]
c/o Bluerock Real Estate, L.L.C. 712 Fifth Avenue, 9th floor
New York, New York 10019
Attn: R. Ramin Kamfar and James Babb Facsimile: (212) 278-4220
Email:

With Copy to:	Michael Konig, Esq.
c/o Bluerock Real Estate, L.L.C. 712 Fifth Avenue, 9th floor
New York, New York 10019 Facsimile: (212) 278-4220 Email:

If to Development
Manager:	[DEVELOPMENT MANAGER]
c/o Bluerock Real Estate, L.L.C. 712 Fifth Avenue, 9th floor
New York, New York 10019
Attn: R. Ramin Kamfar and James Babb Facsimile: (212) 278-4220
Email:

With Copy to:	Michael Konig, Esq.
c/o Bluerock Real Estate, L.L.C. 712 Fifth Avenue, 9th floor
New York, New York 10019 Facsimile: (212) 278-4220 Email:

Any time period following notice shall commence on the date of such delivery. Rejection or other refusal to accept or inability to deliver because of change of address as to which no notice has been given shall constitute receipt of any such notice, demand or request.

IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the day and year first set forth above.

DEVELOPMENT MANAGER:

BRG Domain Phase 1 Development Manager, LLC, a Delaware limited liability company

By:	/s/ Michael Konig
	Name:	Michael Konig
	Title:	Authorize Signatory

OWNER:

BR - ArchCo Domain Phase 1, LLC, a Delaware limited liability company ("Owner")

By:	/s/ Michael Konig
	Name:	Michael Konig
	Title:	Authorize Signatory

EXHIBIT A
PROPERTY DESCRIPTION

BEING a tract ofland situated in the DANIEL CRIST SURVEY, ABSTRACT NO. 226, City of Garland, Dallas County, Texas and being part of that tract of land conveyed to RCM Firewheel, LLC, according to the document filed of record in Document Number 201200376857, Deed Records, Dallas County, Texas and being more particularly described as follows:

BEGINNING at a point for comer from which a 1 inch iron pipe found bears South 49° 15' 32" West, 0.22 feet, for the intersection of the southwest line of Bunker Hill Road, a variable width right-of-way, with the northwest line of Old Miles Road, a variable width right-of-way;

THENCE Continuing with said northwest line, the following three (3) courses and distances:

South 46° 11' 57" West, a distance of 276.09 feet to a point for comer from which a 5/8 inch iron rod with a red plastic cap bears South 89° 33' 56" West, 0.24 feet;

South 42° 12' 35" West, a distance of 385.91 feet to a point for comer from which a 5/8 inch iron rod with a red plastic cap found bears North 51° 55' 29" West, 0.39 feet, said being at the beginning of a curve to the left having a central angle of 18° 57' 47", a radius of 530.00 feet and a chord bearing and distance of South 34° 50' 33" West, 174.61;

With said curve to the left, an arc distance of 175.41 feet to a 1/2 inch iron rod with a red plastic cap found for the intersection of said northwest line with the north line of President George Bush Turnpike, a variable width right-of-way;

THENCE Leaving said northwest line, and with said north line, the following courses and distances:

South 79° 44' 25" West, a distance of 445.23 feet to a 1/2 inch iron rod with a yellow plastic cap stamped "DAA" set for corner;

North 10° 15' 36" West, a distance of 15.00 feet to a 1/2 inch iron rod with a yellow plastic cap stamped "DAA" set for corner;

South 79° 44' 14" West, a distance of 590.00 feet to a 1/2 inch iron rod with a yellow plastic cap stamped "DAA" found for corner;

South 10° 15' 47" East, a distance of 15.00 feet to a 1/2 inch iron rod with a yellow plastic cap stamped "DAA" found for corner;

South 79° 43' 52" West, a distance of 213.62 feet to a 112 inch iron rod with a yellow plastic cap stamped "DAA" set in the southeast line of a tract of land conveyed to Carol Swanzy, according to the document filed of record in Document Number 200419014254, Deed Records, Dallas County, Texas;

THENCE North 43° 18' 50" East, leaving the above mentioned north line and with the common line of the above mentioned RCM Firewheel, LLC tract and said Swanzy tract, a distance of 279.94 feet to a point for corner from which a 5/8 inch iron rod found bears North 71° 57' 58" West, 0.21 feet;

THENCE North 32° 11' 10" West, with said common line, a distance of 148.78 feet to a point for comer in creek;

THENCE South 43° 18' 11" West, continuing with said common line, a distance of 486.11 feet to a point for comer in the north line of the above mentioned President George Bush Turnpike, from which a 1/2 inch iron rod with a yellow plastic cap stamped "DAA'' found bears North 10° 38' 57" East, 0.20 feet;

THENCE South 80° 03' 57" West, with said north line, a distance of 65.85 feet to a 1/2 inch iron rod with a yellow plastic cap stamped "DAA'' set for comer;

THENCE North 42° 12' 48" East, leaving said north line, over and across the above mentioned RCM Firewheel, LLC tract, a distance of 2,066.88 feet to a "X" set in the southwest line of the above mentioned Bunker Hill Road, said being at the beginning of a non-tangent curve to the right having a central angle of 06° 35' 39", a radius of 755.00 feet and a chord bearing and distance of South 49° 21' 45" East, 86.85 feet;

THENCE With said southwest line, the following courses and distances:

With said curve to the right, an arc distance of 86.89 feet to a 1/2 inch iron rod with a yellow plastic cap stamped "DAA'' found for comer;

South 46° 03' 56" East, a distance of 333.56 feet to the beginning of a curve to the left having a central angle of 01° 55' 43", a radius of 845.00 feet and a chord bearing and distance of South 47° 01' 46" East, a distance of 28.44 feet;

With said curve to the left, an arc distance of 28.44 feet to a 1/2 inch iron rod with a yellow plastic cap stamped "DAA'' found for comer;

South 45° 57' 50" East, a distance of 496.60 feet to the POINT OF BEGINNING and containing 30.038 acres of land, more or less.